Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-195558, 333-219454 and 333-255785) of Silicon Laboratories Inc. of our reports dated February 4, 2025, with respect to the consolidated financial statements of Silicon Laboratories Inc., and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 28, 2024.

/s/ Ernst & Young LLP

Austin, Texas
February 4, 2025